Exhibit 1

    English Translation of Estatutos Sociales of Grupo Elektra, S.A. de C.V.

DEED NUMBER NINETY FOUR THOUSAND FOUR HUNDRED AND FORTY SIX
VOLUME ONE THOUSAND EIGHT HUNDRED AND TWENTY THREE---REG/COM
FOLIO ONE HUNDRED AND SIXTEEN THOUSAND FOUR HUNDRED AND TWENTY FOUR--RGG/abr

In Mexico City, Federal District, on June three of the year two thousand and three, I, Attorney Gerardo Correa Etchegaray, Notary Public number eighty-nine of the Federal District, hereby certify:

OFFICIAL TRANSCRIPT OF BY-LAWS AS AMENDED OF "GRUPO ELEKTRA" SOCIEDAD ANONIMA DE CAPITAL VARIABLE (CORPORATION OF VARIABLE CAPITAL), in a single instrument, which I carry out as per request of Attorney RAFAEL GUILLERMO MARTINEZ DE ITA, pursuant to the following background and clauses:

                                   BACKGROUND

First. - INCORPORATION
Public Deed number thirty two thousand six hundred and eighty two, granted in this City on December thirty nine thousand nine hundred and fifty nine, before Attorney Jorge Sanchez Cordero, at the time Notary Public number fifteen of the Federal District, registered with the Public Registry of Property and Commerce of the Federal District, under the Commerce Section, Third Book, volume four hundred and fifty nine, pages two hundred and eighty eight and under number one hundred and eighty three, with the previous permit issued by the Ministry of Foreign Affairs, contains the incorporation of the Corporation named Inmobiliaria del Prado, Sociedad Anonima, with corporate domicile in Mexico, Federal District, with a term of one hundred years, capital stock of three million

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two hundred and fifty thousand (old) pesos, Mexican currency, with foreigners exclusion clause and corporate purpose as stated therein.

Second. - CHANGE OF CORPORATE NAME.- Public deed number thirty three thousand seven hundred and eighty three, granted in this City on October three one thousand nine hundred and sixty, before attorney Jorge Sanchez Cordero, at the time Notary Public number fifteen of the Federal District, registered with the Public Registry of Property and Commerce of the Federal District, under the Commerce Section, Third Book, volume four hundred and eighty nine, pages two hundred and five and under number one hundred and eleven, with the previous permit issued by the Ministry of Foreign Affairs, contains the formalization of the Minutes of the General Extraordinary Shareholders' Meeting of the Corporation named Inmobiliaria del Prado, Sociedad Anonima, held on November eleven one thousand nine hundred and sixty, which resolved to change the corporate name to Inmobiliaria Saro, Sociedad Anonima and as a consequence thereof Clause Second of the Corporate By-Laws was amended.

Third. - CAPITAL INCREASE. - Deed number sixty three thousand and ninety five, granted in this City on September three one thousand nine hundred and sixty six, before Attorney Jorge Sanchez Cordero, at the time Notary number fifteen of the Federal District, registered with the Public Registry of Property and Commerce of the Federal District under the Commerce Section, Third Book, volume four nine hundred and ninety three, pages four hundred and sixty, under number four hundred and thirty eight, with the previous permit issued by the Ministry of Foreign Affairs, contains the formalization of the Minutes of the General Extraordinary Shareholders' Meeting of the corporation named Inmobiliaria Saro, Sociedad Anonima, which resolved to increase the capital stock from the amount of thirteen million two hundred thousand (old) pesos, Mexican currency, to the amount of forty nine million (old) pesos, Mexican currency, represented by four hundred and ninety thousand shares, with a par value of one hundred (old) pesos, Mexican currency, each and amended clause seventh of the Corporate By-Laws to such effect.

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Fourth.- AMENDMENT TO THE CORPORATE PURPOSE. - Deed number seventy thousand nine hundred and three, granted in this City on January thirty one thousand nine hundred and eighty one, before Attorney Jorge Sanchez Cordero, at the time
Notary number fifteen of the Federal District, registered with the Public Registry of Property and Commerce of the Federal District, under commercial folio number 35,112 (thirty five thousand one hundred and twelve), contains the formalization of the Minutes of the General Extraordinary Shareholders' Meeting of the corporation named Inmobiliaria Saro, Sociedad Anonima, which resolved to amend clause sixth of the Corporate By-Laws by adding paragraph IV-bis (roman four bis).

Fifth.- TOTAL AMENDMENT OF THE BY-LAWS.- Public Deed number fourteen thousand and thirty two, granted in this City on May second one thousand nine hundred and ninety eight, before Attorney Jorge A. Sanchez Davila, Notary number one hundred and fifty three of the Federal District, registered with the Public Registry of Property and Commerce of the Federal District, on October three one thousand nine hundred and eighty eight, under commercial folio number 35,112 (thirty five thousand one hundred and twelve), contains the formalization of the Minutes of the General Extraordinary Shareholders' Meeting of the corporation named Inmobiliaria Saro, Sociedad Anonima, which resolved to carry out a total amendment of By-Laws, keeping the aforementioned Corporate name, with a term of ninety-nine years, with Corporate domicile in Mexico City, Federal District, and a capital stock of forty nine million (old) pesos, Mexican currency.

Sixth. - CORPORATE CONVERSION AND AMENDMENT OF BY-LAWS. - Public Deed number sixteen thousand eight hundred and twenty three, granted in this City on February twenty eight one thousand nine hundred and eighty nine, before Attorney Jorge A. Sanchez Davila, Notary number one hundred and fifty three of the Federal District, registered with the Public Registry of Property and Commerce of the Federal District, under commercial folio number 35,112 (thirty five thousand one hundred and twelve), with the previous permit issued by the Ministry of Foreign Affairs, contains the formalization of the Minutes of the General Ordinary and Extraordinary Shareholders' Meeting of the corporation named Inmobiliaria Saro, Sociedad Anonima, which resolved to transform the

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Corporation into a Corporation of Variable Capital (Sociedad Anonima de Capital
Variable) and therefore, it amended Articles First, Sixth, Seventh, Eighth and Tenth of its Corporate By-Laws.

Seventh. - CAPITAL INCREASE, CHANGE OF CORPORATE NAME and of the FOREIGNERS CLAUSE. - Public Deed number twenty five thousand and sixty seven, granted in this City on December two one thousand nine hundred and ninety one, before Attorney Jorge A. Sanchez Cordero Davila, Notary number one hundred and fifty three of the Federal District, registered with the Public Registry of Property and Commerce of the Federal District, under commercial folio number 35,112 (thirty five thousand one hundred and twelve), with the previous permit issued by the Ministry of Foreign Affairs, contains the formalization of the Minutes of the General Ordinary and Extraordinary Shareholders' Meetings of the corporation named Inmobiliaria Saro, Sociedad Anonima de Capital Variable (Corporation of Variable Capital), which resolved to increase the capital stock of the Corporation to the amount of three hundred and forty eight thousand and thirty six million two hundred and fifty thousand (old) pesos, Mexican currency and therefore, it was resolved to amend Article Sixth of its Corporate By-Laws, changed the Corporate name to Grupo SyR, Sociedad Anonima de Capital Variable (Corporation of Variable Capital), changed the foreigners clause to a foreigners admission clause and made a complete amendment of By-Laws.

Eighth. - INCREASE OF THE VARIABLE PART OF THE CAPITAL STOCK. - Public Deed number twenty five thousand one hundred and fifty seven, granted in this City on December thirteen one thousand nine hundred and ninety one, before Attorney Jorge A. Sanchez Cordero Davila, Notary number one hundred and fifty three of the Federal District, registered with the Public Registry of Property and Commerce of the Federal District, under commercial folio number 35,112 (thirty five thousand one hundred and twelve), contains the formalization of the Minutes of the General Ordinary and Extraordinary Shareholders' Meeting of the corporation named Grupo SyR, Sociedad Anonima de Capital Variable (Corporation of Variable Capital), which resolved to increase the variable part of the capital

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stock to the amount of forty six millions one hundred and nine thousand
(old) pesos, Mexican currency.

Ninth. - AMENDMENT OF BY-LAWS. - Public Deed number thirty four thousand seven hundred and sixty eight, granted in this City on October ten one thousand nine hundred and ninety five, before Attorney Jorge A. Sanchez Cordero Davila, Notary number one hundred and fifty three of the Federal District, registered with the Public Registry of Property and Commerce of the Federal District, under commercial folio number 35,112 (thirty five thousand one hundred and twelve), contains the formalization of the Minutes of the General Extraordinary Shareholders' Meeting of the corporation named Grupo SyR, Sociedad Anonima de Capital Variable (Corporation of Variable Capital), held on September six one thousand nine hundred and ninety five, which resolved to amend Articles Sixth and Twenty Ninth of its Corporate By-Laws.

Tenth. - DECREASE AND INCREASE OF CAPITAL STOCK AND TOTAL AMENDMENT OF CORPORATE BY-LAWS. - Public Deed number forty thousand eight hundred and fifteen, granted in this City on August eight one thousand nine hundred and ninety seven, before Attorney Jorge A. Sanchez Cordero Davila, Notary number one hundred and fifty three of the Federal District, registered with the Public Registry of Property and Commerce of the Federal District, under commercial folio number 35,112 (thirty five thousand one hundred and twelve), contains the formalization of the Minutes of the General Extraordinary Shareholders' Meeting of the corporation named Grupo SyR, Sociedad Anonima de Capital Variable (Corporation of Variable Capital), held on July twenty four one thousand nine hundred and ninety seven, which resolved to decrease and increase the capital stock of the Corporation, in order to be equal to the amount of one hundred million pesos, Mexican currency and to amend the totality of the Corporate By-Laws.

Eleventh. - TOTAL AMENDMENT OF CORPORATE BY-LAWS. - Public Deed number fifty thousand six hundred and thirty two, granted in this City on September three one thousand nine hundred and ninety nine, before Attorney Jorge A. Sanchez Cordero

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Davila, Notary number one hundred and fifty three of the Federal District, registered with the Public Registry of Property and Commerce of the Federal District, under commercial folio number 35,112 (thirty five thousand one hundred and twelve), contains the formalization of the Minutes of the General Extraordinary Shareholders' Meeting of the corporation named Grupo SyR, Sociedad Anonima de Capital Variable (Corporation of Variable Capital), held on February the first one thousand nine hundred and ninety nine, which resolved to amend the totality of the Corporate By-Laws, stating that the Corporate name remained as Grupo SyR, Sociedad Anonima de Capital Variable (Corporation of Variable Capital), with corporate domicile in Mexico City , Federal District, indefinite term, a variable capital stock and a minimum fixed capital stock equal to one hundred million pesos, Mexican Currency, represented by one hundred million common shares, without expression of their par value, and a variable part which may never exceed ten times the minimum fixed part of the capital stock, and a foreigners admission clause.

Twelfth. - MERGER, CHANGE OF NAME AND TOTAL AMENDMENT OF THE CORPORATE BY-LAWS.
- Public Deed number eighty five thousand six hundred and thirty nine, granted in this City on September fourteen of the year two thousand, before the undersigned Attorney Gerardo Correa Etchegaray, Notary Public number eighty nine of the Federal District, registered with the Public Registry of Property and Commerce of the Federal District, on September eighteen of the year two thousand, under commercial folios number 119,176 (one hundred and nineteen thousand one hundred and seventy six) and 35,112 (thirty five thousand one hundred and twelve), contains the formalization of the merger of the corporations named Grupo SyR, Sociedad Anonima de Capital Variable (Corporation of Variable Capital), as surviving corporation and Grupo Elektra, Sociedad Anonima de Capital Variable (Corporation of Variable Capital) as merged corporation, and the surviving corporation changed its corporate name to the current one of Grupo Elektra, Sociedad Anonima de Capital Variable (Corporation of Variable Capital) and amended its By-Laws in their entirety.

Thirteenth. - AMENDMENT OF BY-LAWS. - Public Deed number ninety two thousand and ninety five, granted in this City on August eight of the year two thousand and

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two, before the undersigned Attorney Gerardo Correa Etchegaray, Notary Public
number eighty nine of the Federal District, registered with the Public Registry of Property and Commerce of the Federal District, on September four of two thousand and two, under commercial folio number 35,112 (thirty five thousand one hundred and twelve), contains the formalization of the General Extraordinary Shareholders' Meeting of the corporation named Grupo Elektra, Sociedad Anonima de Capital Variable (Corporation of Variable Capital) held on April twenty two, two thousand and two, which resolved to amend clause eighth regarding the fund for the repurchase of the Corporation's own shares.

Fourteenth. - TOTAL AMENDMENT OF CORPORATE BY-LAWS. - Public Deed number ninety two thousand two hundred and sixty four, granted in this City on August twenty six of the year two thousand and two, before the undersigned Attorney Gerardo Correa Etchegaray, Notary Public number eighty nine of the Federal District, registered with the Public Registry of Property and Commerce of the Federal District, on September six of two thousand and two, under commercial folio number 35,112 (thirty five thousand one hundred and twelve), contains the formalization of the General Extraordinary Shareholders' Meeting of the corporation named "GRUPO ELEKTRA" SOCIEDAD ANONIMA DE CAPITAL VARIABLE (CORPORATION OF VARIABLE CAPITAL) held on June twenty five, two thousand and two, which resolved to amend the Corporate By-Laws in their entirety, which Minutes state that its corporate name remains as "Grupo Elektra" Sociedad Anonima de Capital Variable (Corporation of Variable Capital) with corporate domicile in Mexico City, Federal District, with an indefinite term, with a minimum fixed capital stock of five hundred and fifty eight millions two hundred and forty three thousand one hundred and sixty pesos, Mexican currency, represented by two hundred and forty two million two hundred and four thousand eight hundred common nominative shares, without expression of their par value and with foreigners admission clause.

BY VIRTUE OF THE ABOVE, the appearing party grants the following:

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                                     CLAUSE

ONLY. - OFFICIAL TRANSCRIPT OF BY-LAWS AS AMENDED. - In order that the Corporate By-Laws currently governing the Corporation are contained in one single legal instrument, I, the Notary Public, as per the request of Attorney Rafael Guillermo Martinez de Ita, make this official transcript, transcribing to such effect the totality of the aforementioned Corporate By-Laws in effect, which are worded in the following manner:

                           CORPORATE BY-LAWS IN EFFECT
                                   CHAPTER ONE
                        CORPORATE NAME, PURPOSE AND TERM

ARTICLE ONE. - The name of the Corporation shall be "GRUPO ELEKTRA" which name must always be followed by the words "SOCIEDAD ANONIMA DE CAPITAL VARIABLE" (Corporation of Variable Capital) or the abbreviation thereof "S.A. de C.V."

ARTICLE TWO. - The Corporate purpose shall be:

      a) To incorporate, organize and invest in the capital stock and patrimony of all kinds of corporations and associations, of civil and commercial nature, as well as in industrial, commercial, services, radio concessionaires, tourist or in any other type of companies, both domestic or foreign, as well as in participation certificates, in accordance with the applicable laws;

      b) To acquire, transfer and in general negotiate with all kinds of shares, social quotas, participations or interests and any other securities in accordance with the law;

      c) To issue, subscribe, accept, endorse, act as guarantor and to negotiate with all kinds of negotiable instruments or securities permitted by the law;

      d) To obtain and to grant loans, with or without collateral, not including the performance of any actions reserved only to credit institutions, in accordance with the Law of Credit Institutions;

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      e)    To grant unconditional guarantees (avales), bonds and security interests both on personal or real property, with respect to the Corporation's liabilities or third parties' with which the Corporation may have business relations;

      f) To register, acquire, use, and in any manner deal with patents, trademarks, commercial names and copyrights; and

      g) In general, to enter into any kind of actions and agreements of civil or commercial nature, to the extent permitted by the laws for the fulfillment of the Corporate Purposes.

ARTICLE THREE. - The Corporation shall have a ninety-nine year term.

ARTICLE FOUR. - The Corporate domicile shall be Mexico City, Federal District nevertheless it may establish agencies and branches anywhere in Mexico or abroad and to agree conventional domiciles, without implying the change of corporate domicile.

ARTICLE FIVE. - The Corporation is Mexican. In the event any foreigner acquired shares of the Corporation, they formally agree with the Ministry of Foreign Affairs to be considered as Mexicans with respect to the shares that they acquire or hold, as well as the property, rights, concessions, participations or interests owned by the Corporation, or to the rights and obligations derived from the agreements to which the Corporation is a party with Mexican authorities and not to invoke the protection of their governments, under the penalty, for failure to comply with the same, of forfeiting the capital interests they have acquired in favor of the Mexican Nation.

                                   CHAPTER TWO
                            CAPITAL STOCK AND SHARES

ARTICLE SIX. - The capital stock is variable. The total amount of capital stock is equal to $665,247,179.00 (six hundred and sixty five million two hundred and forty seven thousand one hundred and seventy nine pesos 00/100 Mexican currency), which is

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represented by 288,630,604 (two hundred and eighty-eight million six hundred and thirty thousand, six hundred and four) ordinary common shares without expression of their par value, bearing full voting rights. The minimum fixed capital stock without the right of withdrawal, dully subscribed and fully paid is equal to $558,243,160 (five hundred and fifty-eight million, two hundred and forty three thousand, one hundred and sixty pesos 00/100 Mexican Currency), represented by 242,204,800 (two hundred and two million, two hundred and four thousand eight hundred) ordinary common shares, without expression of their par value, bearing full voting rights and fully subscribed and paid. The variable part shall be represented, as the case may be, by shares having the same characteristics.

The variable part of the capital stock shall never exceed the amount equivalent to ten times the amount of the minimum fixed part of the capital stock. The shares representing the capital stock shall not belong to any particular Series or type of shares whatsoever, and they may be acquired either by individuals or companies, both Mexican or foreign. In the event that the aforementioned shares are subscribed by foreign individuals or companies, they must be subject to the provisions of Article Five of these By-Laws.

The Corporation may issue non-subscribed shares to be part of the capital stock and they shall be kept in the Corporation's treasury in order to be allocated as they are subscribed. The Corporation may issue non-subscribed shares for public offer, under the terms and conditions of article eighty-one of the Securities and Exchange Law. In this case, in order to facilitate the Public Placing, an express waiver of preemptive rights must be made at the Extraordinary Shareholders' Meeting decreeing the issuance of non-subscribed shares, as referred to by Article one hundred and thirty two of the General Law of Commercial Companies. Said agreement shall be extended to any shareholder not attending the Meeting, hence the Corporation may be freely entitled to place the shares among the general public, without making the publication provided in the aforementioned article. Whenever a minority representing at least twenty five percent of the capital stock may vote against the issuance of non-subscribed shares, such issuance may not be carried out.

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ARTICLE SEVEN. - The shares representing the minimum fixed capital stock and the shares representing the variable part of the capital stock, if such is the case, shall confer their holders equal rights and obligations. Each share shall entitle its holder to one vote at the Shareholders' Meeting.

ARTICLE EIGHT. - The Corporation may acquire the shares representing its capital stock, through the Stock Exchange, at the current market price, without being applicable to the case the prohibition stated in the first paragraph of article one hundred and thirty four of the General Law of Commercial Companies, provided the purchase is charged to shareholders' equity, as long as such shares belong to the Corporation itself or, as the case may be, to the capital stock in the event it may be resolved to convert such shares into treasury shares, in which case, a Shareholders' Meeting resolution shall not be necessary.

The General Ordinary Shareholders' Meeting shall expressly determine, for each fiscal year, the maximum amount of funds that may be allocated to the purchase of the Corporation's own shares, with the only restriction that the aggregate of the funds that may be allocated to such purpose, may never exceed the total balance of the Corporation's net profits, including those withheld. The Board of Directors shall appoint to such effect the individual or individuals in charge of the acquisition and placing of the Corporation's own shares.

As long as the shares belong to the Corporation, they may not be represented in the Shareholders' Meeting of any type.

The Corporation's own shares or the treasury shares referred to by this Article, regardless of the provisions of the General Law of Commercial Companies, may be placed among the investing public, without being necessary in this particular case, to obtain any resolution from the Shareholders' Meeting for the corresponding capital increase, nor the agreement of the Board of Directors in regard to the placing of the relevant shares.

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In no event may the acquisition transactions result in the excess of the authorized percentage pursuant to section II of article fourteen Bis three of the Securities and Exchange Law, in the case of shares other than common, or in the failure to comply with the requirements for the maintaining of the registration in the securities list of the relevant stock exchange.

The purchase and placing of the shares as provided in this Article, the reports on the same that are to be submitted to the General Ordinary Shareholders' Meeting, the rules for the disclosure of financial information, as well as the form and terms in which these transactions may be informed to the National Banking and Securities Commission, the relevant Stock Exchange and the investing public, shall be subject to the general provisions issued by the aforementioned Commission.

ARTICLE NINE. - The Corporation shall keep a Shareholders' Registration Book in accordance with articles one hundred and twenty eight and one hundred and twenty nine of the General Law of Commercial Companies, which may be kept by the Secretary of the Board of Directors of the Corporation, by an institution for the deposit of securities duly authorized, by a credit institution or by the person indicated by the Board of Directors. The Corporation shall consider as the holder of the shares to the individual or company registered as such in the aforementioned book.

The Shareholders' Registration Book will remain closed during the time periods comprised from the fifth business day before the date scheduled for the holding of any Shareholders' Meeting, until and including the day the meeting is actually held. Registrations may not be entered in the Book during such time periods.

ARTICLE TEN. - The companies in which the Corporation is a holder of the majority of their shares or social quotas may not, directly or indirectly, invest in shares representing the Capital Stock of the Corporation, nor in shares of any other company that may be a majority shareholder of this Corporation or that, without having such capacity, they are aware that they are shareholders of this (sic).

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                                  CHAPTER THREE
                         CAPITAL INCREASES AND DECREASES

ARTICLE ELEVEN. - Except for those capital increases derived from the placing of treasury shares referred to by Article Eight above, capital increases shall be carried out by resolution of the ordinary or extraordinary shareholders' meeting, as the case may be, pursuant to the provisions of this Article.

Increases to the minimum fixed part of the Capital Stock without right of withdrawal, excepting those derived from the placing of the Corporation's own shares under the terms of Article Eight of these By-Laws, shall be carried by resolution of the General Extraordinary Shareholders' Meeting, provided an amendment to these By-Laws will be necessary. The variable part of the capital stock of the Corporation may be increased without being necessary to amend the Corporate By-Laws, by the resolution of the General Ordinary Shareholders' Meeting, excepting those resulting from the placing of the Corporation's own shares acquired under the terms of Article Eight of these By-Laws, in which case the aforementioned resolution will not be necessary. In both cases, the corresponding Shareholders' Meeting Minutes must be formalized before a Notary Public. The Shareholders' Meeting shall determine the terms and conditions under which such increase is to be carried out, observing in any case the provisions of Article Six of these By-Laws.

The shares issued to represent an increase in the variable part of the capital stock and which, due to the resolution of the Shareholders' Meeting decreeing the issuance of the same, must be deposited in the Corporation's Treasury in order to be allocated as they are subscribed, may be offered for subscription and payment by the Board of Directors in accordance with the authority conferred to it by the Shareholders' Meeting.

The shareholders shall have a preemptive right in proportion to the number of shares they hold, to subscribe the shares issued or the shares that are outstanding as a consequence of

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the capital increase. This right shall be enforced within fifteen calendar days following the day on which the corresponding resolutions are published in the Official gazette of the Federation and in one of the newspapers with the largest circulation in the corporate domicile, or as of the date of the holding of the Shareholders' Meeting, in the event that the totality of the shares into which the capital stock of the Corporation is divided, would have been represented at the Meeting.

In the event that after the expiration of the term granted by these By-Laws for the enforcement of the preemptive right, there would still be non-subscribed shares, these may be offered for subscription and payment to the shareholders indistinctively, within an additional term of fifteen days following the date on which the term mentioned in the precedent paragraph expired.

In the event that upon the expiration of the two terms mentioned above for the subscription and payment of the shares by the shareholders, there would still be shares without subscription, these may be offered for subscription and payment to third parties, under the terms and conditions determined by the Shareholders' Meeting that decreed the capital increase, or under the terms and conditions determined by the Board of Directors, if the aforementioned Shareholders' Meeting so resolved, provided that the price at which the shares are offered may not be lower than the price at which the shares were offered to the shareholders of the Corporation for their subscription and payment.

Any capital increase must be registered in the Capital Variation Book kept by the Corporation for such purpose.

ARTICLE TWELVE. - The minimum fixed part of the capital stock may only be decreased by virtue of the resolution of the General Extraordinary Shareholders' Meeting and the corresponding amendment to the By-Laws, complying in any case the provisions of article nine of the General Law of Commercial Companies. The Minutes of said Meeting must be formalized before a Notary Public and the relevant deed must be registered with the Public Registry of Commerce of the corporate domicile of the Corporation.

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Decreases to the variable part of the capital stock may be carried out by resolution of the General Ordinary Shareholders' Meeting. The corresponding Minutes must be formalized before a Notary Public and the relevant deed must be registered with the Public Registry of Commerce of the corporate domicile of the Corporation. Capital decreases may be carried out in order to redeem losses, to reimburse the shareholders or to release them from exhibitions not made as well as in the event of enforcement of the right of withdrawal of shares from the variable part. The capital stock of the Corporation may never be decreased to less than the legal minimum amount.

Capital decreases made for the redemption of losses shall be carried out in a proportional basis in the minimum fixed part and in the variable part of the capital stock, without being necessary to cancel shares, inasmuch as they do not express their par value.

The shareholders are entitled to withdraw their capital contributions represented by the shares of the variable part of the capital stock in whole or in part, provided that, in addition to comply with the provisions of articles two hundred and twenty and two hundred and twenty nine of the General Law of Commercial Companies, the reimbursements of the shares subject matter of the withdrawal, are carried out at the value resulting the lowest between the following (i) ninety five percent of the stock exchange value, obtained from the average of transactions carried out during the last thirty days during which the Corporation's shares have been offered in the stock exchange, prior to the effective date of the withdrawal; (ii) and the equity value, according to the Statement of Financial Position corresponding to the closing of the fiscal year on which the withdrawal is to become effective, previously approved by the General Ordinary Shareholders' Meeting.

The payment of the reimbursements shall be mandatory for the Corporation as of the day following the holding of the Ordinary Shareholders' Meeting that approved the Statement of Financial Position corresponding to the fiscal year in which the withdrawal is to become effective. Any capital decrease must be registered in the Capital Variation Book kept by the Corporation to such effects. With the prior approval of the General Extraordinary

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Shareholders' Meeting, the Corporation may redeem its shares with distributable profits, according to the provisions of Article one hundred and thirty six of the General Law of Commercial Companies.

ARTICLE THIRTEEN. - The definitive or provisional stock certificates shall be nominative and they may cover one or more shares, they must contain all the requirements referred to by article one hundred and twenty five of the General Law of Commercial Companies, as the case may be, as well as an indication regarding the share Series they belong to, they shall contain a transcript of Article Six of this By-Laws and the text of the first paragraph of Article 27 of the Mexican Constitution, and they shall be signed by two proprietary members of the Board of Directors. The aforementioned signatures may be autographic or printed in facsimile on condition that, in this case, the original sample of the respective signatures is deposited with the Public Registry of Commerce of the corporate domicile. In the case of definitive stock certificates, they must bear the numbered coupons adhered to them as determined by the Board of Directors.

ARTICLE FOURTEEN. - If the shares of the Corporation were registered with the Securities Section of the National Registry of Securities of the National Banking and Securities Commission and consequently, they were offered in the stock exchange and, in the event the Corporation, either by the resolution adopted by the Extraordinary Shareholders' Meeting or by the National Banking and Securities Commission, in accordance with the Law, resolved to cancel the registration of its shares from such Registry, the majority shareholders, if any, before such cancellation, shall be obliged to make a public purchase offering addressed to the minority shareholders of the Corporation, at the price resulting the highest of the closing average obtained from the transactions carried out in the Stock Exchange during a thirty day period in which the Corporation's shares would have been placed, previous to the public purchase offering or, else at the accounting share value according to the last quarterly report prior to said offering submitted to the National Banking and Securities Commission and the Mexican Stock Exchange, Sociedad Anonima de Capital Variable or at such value as determined by the National

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Banking and Securities Commission taking into consideration the particular situation of the Corporation.

The majority shareholders of the Corporation shall be exempted from the obligation above, if the consent of the totality of the shareholders to the cancellation of said Registration is proven. In order to amend this Article hereunder, in addition to the necessary approval from the National Banking and Securities Commission, it shall also be necessary that at the Meeting adopting such resolution, the favorable vote of the shares representing at least ninety five percent of the shares entitled to vote is obtained.

In the event that after the public purchase offering has been made and prior to the cancellation of the registration of the shares in the National Registry of Securities, the shareholders who are in control of the Corporation, do not reach the acquisition of one hundred percent of the paid-in capital, must place in trust for a minimum period of two years, the necessary funds for the exclusive purpose of purchasing the shares of the investors who did not attend to such offering, at the same price as in the offering. The relevant information brochure must contain the terms and conditions of the aforementioned trust.

                                  CHAPTER FOUR
                             SHAREHOLDERS' MEETINGS

ARTICLE FIFTEEN. - The General Shareholders' Meeting is the supreme corporate body. The Shareholders' Meetings shall be general or special; the general meetings, may in turn, be ordinary or extraordinary meetings. The extraordinary meetings shall be those called to deal with any of the business set forth in article one hundred and eighty two of the General Law of Commercial Companies or to agree the cancellation of the registration of the shares of the Corporation with the Securities Section or with the Special Section of the National Registry of Securities or with any stock exchange, domestic or foreign, at which such shares may be registered, excepting the cases of exchange systems or other markets that are not organized as stock exchange; the rest will be ordinary meetings.

ARTICLE SIXTEEN. - The calls to Shareholders' Meetings shall be made by the Board of Directors or by any Statutory Auditor.

Shareholders holding shares with right to vote, inclusive in a limited or restricted form that represent at least ten per cent of the capital stock may request in written form, at any time, that the Board of Directors or the Statutory Auditors call a General Shareholders' Meeting to discuss the business specified in their request, provided the shareholders who made the call are entitled to vote the type of business included in the such request, in accordance with these By-Laws or the law. Any shareholder holding one share shall be entitled to the same right in any of the cases stated in article one hundred and eighty five of the General Law of Commercial Companies. In the event of failure to make the call within fifteen days following the date of the request, a first instance judge or a District judge of the corporate domicile shall make the call at the request of the interested parties, who shall exhibit their shares to such effect.

ARTICLE SEVENTEEN. - The calls to the Shareholders' Meetings shall be published in the Official Gazzette of the Federation or in one of the newspapers with the largest number of copies published in the corporate domicile, at least fifteen days in advance to the date scheduled for the Meeting. The calls shall contain the Agenda of the Meeting and must be signed by the individual or individuals who made them, provided that, if made by the Board of Directors, it shall be sufficient that they bear the Chairman's or the Secretary's signature of said Board. The Meetings may be held without the publication of the corresponding call if the totality of the shares entitled to attend and vote is represented at the time of casting the votes. The Meetings may only deal with the business included in the Agenda contained in the corresponding call.

The information and documents related to each one of the items contained in the Agenda must be mad immediately available to the shareholders at no cost, as of the time of the publication of the call.

If at a general ordinary or extraordinary meeting, the totality of the shareholders is present, said Meeting may resolve any kind of business whatsoever, even those not contained in the relevant Agenda.

ARTICLE EIGHTEEN. - In order to attend to the Meetings, the shareholders shall exhibit the corresponding admission card that will be issued by the Corporation at the request of those appearing as holders of shares in the Shareholders Registration Book, provided they make such request at least twenty four hours in advance to the time scheduled for the holding of the Meeting, together with the deposit with the Secretary of the Corporation of the relevant provisional or definitive stock certificates or the certificates of deposit of said securities issued by an institution specialized in the deposit of securities, by a credit institution, whether domestic or foreign or by authorized brokerage houses. The shares deposited with the Corporation in order to attend the Meetings shall not be returned until the Meetings are held, against the delivery of the receipt that may have been issued to the shareholder.

ARTICLE NINETEEN. - The shareholders may be represented at the Meetings by the individual or individuals they appoint by means of a proxy granted in the forms made by the Corporation, under the terms of the provisions of article fourteen bis three, section VI, paragraph (c) of the Securities and Exchange Law.

The Directors and the Statutory Auditors may not represent any shareholders at the Meetings.

ARTICLE TWENTY. - The Minutes of the Shareholders' Meetings shall be transcribed to the relevant book and signed by the Chairman and the Secretary of the Meeting and by the Statutory Auditor in attendance.

ARTICLE TWENTY- ONE. - The Meetings shall be chaired by the Chairman of the Board of Directors and in his or her absence by the individual appointed by the shareholders by majority of votes.

The Secretary of the Board of Directors shall act as Secretary of the Meeting and, in his or her absence the individual appointed by the majority vote of the shareholders in attendance at the meeting. The Chairman shall appoint two tellers in order to count the shares in attendance.

ARTICLE TWENTY-TWO. - The General Ordinary and Extraordinary Shareholders' Meetings shall be held at least once a month within four months following the closing of the fiscal year.

In addition to the business of the Agenda, the General Ordinary Shareholders' Meeting referred to by the precedent paragraph, shall: (i) discuss, approve or modify and resolve whatever may be appropriate in connection with the report of the Board of Directors on the financial situation of the Corporation in accordance with article one hundred and seventy two of the General Law of Commercial Companies and other accounting documents, including the report of the Statutory Auditor referred to by article sixty-six of the General Law of Commercial Companies; (ii) to analyze the report referred to by the general provision of article one hundred and seventy-two of the General Law of Commercial Companies, pertaining to the precedent fiscal year, corresponding to the controlled companies in which the Corporation holds the majority of the shares or social quotas, whenever the investment value in each one of them exceeds 20% (twenty per cent) the shareholders' equity according to the statement of financial position of the Corporation at the closing of the corresponding fiscal year; (iii) to determine the allocation of profit, if any;
(iv) to appoint the members of the Board of Directors, the Secretary and the Statutory Auditors and their relative alternates, as well as to determine their emoluments; and (v) to analyze the report submitted by the Audit Committee to the Board of Directors, corresponding to the Corporation's precedent fiscal year.

The extraordinary meetings shall be held whenever they are called to deal with any of the business of their competence.

ARTICLE TWENTY-THREE. - In order for a General Ordinary Shareholders' Meeting to be considered legally convened by virtue of the first call, at least fifty percent of the totality of the ordinary common shares entitled to vote into which the capital stock of the Corporation is divided, must be represented at the Meeting and its resolutions shall be valid when adopted by the majority of votes of the shares in attendance. In the case of second or later call, the Ordinary Meetings may be validly held regardless of the number of common shares entitled to vote that are represented at the Meeting and its resolutions will be valid when adopted by the majority of votes of the shares in attendance.

TWENTY-FOUR. - General Extraordinary Shareholders' Meetings shall be considered as legally convened by virtue of first call, if at least seventy five percent of the totality of the common shares with right to vote into which the capital stock is divided, are represented in such Meetings, and their resolutions shall be valid whenever they are adopted by the favorable vote of the shares representing at least fifty percent of the common shares with the right to vote into which the capital stock is divided. In the case of second or later call, the Extraordinary Shareholders' Meetings may be validly held whenever at least fifty percent of the totality of the common shares with right to vote into which the capital stock is divided are represented at the Meeting, and their resolutions shall be valid whenever they are adopted by the favorable vote of shares representing at least fifty percent of the totality of the common shares with the right to vote into which the capital stock is divided.

ARTICLE TWENTY- FIVE. - The shareholders holding shares representing at least ten per cent of the shares in attendance at a meeting, may request that the voting of any business, with respect to which they do not consider themselves sufficiently informed, is postponed in accordance to the terms and conditions of article one hundred and ninety-nine of the General Law of Commercial Companies.

Further, the shareholders holding shares representing at least twenty percent of the capital stock, may judicially oppose the resolutions of the meetings, provided the requirements of article two hundred and one of The General Law of Commercial Companies are complied with, being article two hundred and two of the aforementioned law also applicable to the particular case.

                                  CHAPTER FIVE
                                   MANAGEMENT

ARTICLE TWENTY- SIX. - The direction and management of the Corporation shall be entrusted to a Board of Directors composed by nine proprietary member and their respective alternates.

ARTICLE TWENTY-SEVEN. - Every shareholder or group of shareholders representing at least ten percent of the capital stock, represented by shares with right to vote, may appoint a Director, in such case, said shareholder or group of shareholders may not be entitled to vote for the appointment of the Directors to be appointed by the majority. In the event any shareholder or group of shareholders enforces such right, the remaining shareholders may only have the right to appoint the number of Directors left.

When appointing Directors the provisions of article twenty-eighth of these By-Laws shall always be observed in connection with the characteristics of the individuals that will become a part of the Board of Directors.

ARTICLE TWENTY-EIGHT. - Out of the nine Directors appointed, five may or may not be shareholders of the Corporation and they may be officers, employees, or executives of the same or of any of its affiliates, and they shall be considered as Related Directors; the remaining four Directors shall be Independent Directors.

It shall be considered as Independent Directors as the individuals with expertise, capability and professional reputation and who may not fall in any of the following premises at the time of their appointment: (i) to be an employee or executive of the Corporation, including the individuals who may have been in such positions during the precedent year, (ii) without being employees or executives and being shareholders of the Corporation, may have authority over the executives of the same; (iii) to be advisors of the Corporation or partners or employees of firms acting as advisors or consultants of the Corporation or of its affiliates and whose income rely in a significant manner on this contractual relation (it is understood as a significant income that representing more than 10% of the total income of the advisor or firm);
(iv) to be clients, suppliers, debtors or creditors of the Corporation or members or employees of a company that may be an important client, supplier, debtor or creditor (it is considered that a client or supplier is important whenever the sales from or to the Corporation represent more than 10% of the total sales of the client or of the supplier, respectively, also whenever the amount of the credit may be over 15% of the assets of the Corporation or its counterpart); (v) to be an employee of a foundation, university, non-profit association or partnership receiving important donations from the Corporation (important donations are those representing more than 15% from the total donations received by the relevant institution); (vi) to be Chief Executive Officer or a high ranking officer of a company in whose Board of Directors, the Chief Executive Officer or a high ranking officer of the Corporation, may participate; and (vii) to be the spouse or concubine, as well as a blood, affinity or in-law relative up to the first degree of any of the individuals mentioned in paragraphs (iii) to (vi) above, or up to the third degree, of the individuals mentioned in paragraphs (i) and (ii) above. Any Director who falls in any of the aforementioned premises shall also be considered as a Related Director.

Both the Independent Directors and the Related Directors may be qualified as Patrimonial Directors, being understood as such as the Directors appointed because of their capacity as important shareholders (that is to say, direct or indirect holders of at least 2% of the capital stock of the Corporation), or those acting as attorneys-in-fact of said important shareholders.

The Directors shall be in office for one year as of their appointment, provided they may be ratified, nevertheless they shall remain in office until their successors take office and they shall receive the remuneration previously determined by the General Ordinary Shareholders' Meeting.

ARTICLE TWENTY-NINE. - The Board of Directors shall, in their first Meeting held after the Shareholders' Meeting that appointed them has been held, and in the event such Shareholders' Meeting failed to make the appointments, appoint among its members a Chairman and, if it deems it convenient, one or more Vice-presidents, a Treasurer and a Secretary, provided the Secretary may or may not be a member of the Board. The temporary or definitive absences of the Chairman shall be filled by one of the vice-presidents in order of appointment, if any, and in their absence by any Director; the temporary or definitive absences of the Secretary shall be filled by the individual appointed by the Board of Directors.

In such first Board of Directors' Meeting, once the Secretary has been appointed, he or she must provide the Directors appointed for the first time with a presentation of and an introduction to their new responsibilities. The Secretary shall provide, as minimum, information regarding the Corporation, its financial situation, operational development, as well as the duties, responsibilities and authority inherent to the position of Director of the Corporation.

Every member of the Board of Directors shall have the following obligations and they shall observe the following principles: (i) to inform the Chairman and Secretary of the Board of Directors of any situation from which a conflict of interest may result and to refrain from participating in the corresponding deliberation; (ii) to use the Corporation's assets or services only for the fulfillment of the corporate purposes and to define clear policies whenever such assets may be used in personal matters; (iii) to devote the necessary time and attention to their duties, attending at least to seventy five per cent of the Meetings they are called to; (iv) to keep in absolute secrecy all the information that may affect the operation of the Corporation; as well as the deliberations which take place in the Board; (v) to be mutually informed of those matters which are important to the Corporation; (vi) to support the Board of Directors through their opinions, recommendations and orientation derived from the analysis of the Corporation's performance, so that decisions adopted by the same, are duly grounded in professional criteria from qualified personnel having a broader and independent perspective with regard to the operations of the Corporation.

The members of the Board of Directors shall be responsible of the resolutions reached in connection with the business stated in item fifteen of Article Thirty-three of these By-Laws, excepting the case set forth in article one hundred and fifty nine of the General Law of Commercial Companies.

The Corporation shall indemnify the members of the Board of Directors in the event they incur in any liability, without their fault, willfulness or negligence, as a result of the performance of their respective duties.

ARTICLE THIRTY. - The Board of Directors will hold meetings in Mexico City, Federal District or, except for acts of God or force majeur cases, in any other place it deems convenient within the United Mexican States or by means of video-conference, in this case under the following terms:

The Board of Directors may adopt resolutions without holding a Board of Directors Meeting, provided, said resolutions are ratified by the totality of its members, according to the provisions of article one hundred and forty three of the General Law of Commercial Companies.

The Meetings of the Board of Directors may be held at any time whenever they are called by the Chairman, two Directors or the Statutory Auditor. The calls to the Board Meetings shall be made in writing and sent by the Secretary to each Director at least ten calendar days in advance, via certified mail, telegram, telex or telecopy acknowledging receipt of the same at the addresses the Directors may have provided in writing for such purpose. The calls must specify the time, date and place of the meeting and the corresponding Agenda, and they shall attach information which is relevant to the decision making in terms of the Agenda contained in the Call. The Board may validly hold meetings without the need of previous call whenever the totality of its members is in attendance at the meeting.

The Board of Directors may hold valid meetings whenever the majority of its members are present and their resolutions shall be valid when adopted by the favorable vote of the majority of the members in attendance at the meeting. In the event of tie, the Chairman of the Board of Directors shall have a tie-breaking vote.

The Board of Directors shall meet at least once every three months during each fiscal year to deal with any matter of its concern and, at least once a year to define, review and approve the middle and long term strategy of the Corporation, as well as the budget of the same for the next fiscal year.

ARTICLE THIRTY-ONE. - Minutes of each Board of Directors' Meeting must be prepared in the corresponding book that shall contain the resolutions adopted and the signature of the Chairman and Secretary of the Meeting, as well as the Statutory Auditor's in attendance.

The annual report prepared by the Board of Directors to the Shareholders' Meeting shall mention the name of the Directors with the capacity as: (i) Independent Directors; (ii) Patrimonial Directors, indicating in this case whether they are Related or Independent Directors. The annual report shall indicate the position of every Director as of the date of such report.

Accordingly, the annual report submitted by the Board of Directors to the Shareholders Meeting shall contain a special section including a report on: (i) development of the best corporate practices of the Corporation during the corresponding fiscal year; (ii) relevant aspects of the works of each intermediate administration body and the name of their members; (iii) the professional profile of the Statutory Auditor of the Corporation. The annual report referred to by this Article, shall be made available to the shareholders called to the relevant General Shareholders' Meeting.

ARTICLE THIRTY-TWO. - The Chairman of the Board of Directors shall chair the Meetings of the Board. In the absence of the Chairman, such Meetings will be chaired, as the case may be, by a Vice-president and, in his or her absence by one of the members appointed by the majority vote the other attending members.

The copies or certificates of the Minutes of the Board of Directors' and the Shareholders' Meetings, as well as of the entries contained in the non-accounting corporate books and records and, in general of any document from the Corporation's files, may be authorized and certified by the Secretary, who in the absence of another appointee, shall be the permanent delegate to attend before the Notary Public of his or her choice to formalize the Minutes of the Shareholders' and Board of Directors' Meetings, as well as to grant in his capacity as delegate, the powers of attorney conferred by the Shareholders' Meeting and the Board of Directors. Further, the Secretary shall be responsible of preparing and transcribing to the relevant books the Minutes of the Shareholders' and Board of Directors' Meetings of the Corporation, as well as of the issuance of the transcripts and certifications of the same and of the appointments, signatures and authority of the officers of the Corporation.

ARTICLE THIRTY-THREE. - The Board of Directors shall be vested with the following powers and authority:

      1. The General power of attorney for lawsuits and collections pursuant to the terms of the first paragraph of Article two thousand five hundred and fifty four of the Civil Code for the Federal District and the correlative articles of each and every Civil Code of the other states of the Mexican Republic, with all the general powers and with the special powers that require a special clause according to the Law, including but not limited to the following: to enforce any kind of rights and actions before any authority of the Federation, the States, the Federal District and the Municipalities, in a voluntary jurisdiction, contentious, or mixed action and in the case of civil, judicial, administrative or labor authorities, whether Conciliation Boards or Arbitration Authorities, local or federal; to answer complaints, file exceptions and counterclaims; submit to any jurisdiction; make interrogatories and answer the same; to file motions for disqualification of judges, court clerks and experts and any other individual subject to disqualification according to the Law; to withdraw from the merits or from any incident of any remedies or motions and from the writ of amparo, which may be filed as many times as may be deemed necessary; to offer any kind of evidence; acknowledge signatures and documents, object the same and oppose them as counterfeit; to attend meetings, hearings and public auctions; to make bids, offerings and betterments and to obtain for the Corporation the ascription of any kind of properties and under any legal title to assign rights; to make criminal complaints and accusations; to grant pardon and appear as party in criminal actions or to assist the Public Prosecutor when necessary, provided it shall have the broadest authority required by the particular case. The Board may also represent the Corporation under the terms of articles eleven, forty six, forty seven, one hundred and thirty four, roman three, five hundred and twenty three, six hundred and ninety two, sections first, second and third, seven hundred and eighty six, eight hundred and seventy three, eight hundred and seventy four, eight hundred and seventy six, eight hundred and eighty three, eight hundred and eighty four, and other applicable articles of the Federal Labor Law.

      2. The general power of attorney for acts of administration under the terms of the second paragraph of article two thousand five hundred and fifty four of the Civil Code for the Federal District and the correlative articles of the Civil Codes of the Mexican Republic.

      3. The general power of attorney for the acquisition and transfer of shares and social interests of other companies, provided the Board of Directors will need the approval of the Ordinary Shareholders' Meeting, to authorize, in every case, the acquisition or transfer of such shares or social interests or the exercise of the right of withdrawal in the following cases:

            a) Whenever the acquisition value of shares or social interests of other companies, derived from one or several simultaneous or consecutive acquisitions, exceeds 20% of the shareholders' equity of the Corporation, according to the last statement of financial position of the same;

            b) Whenever the transferring value of shares or social interests of the other company derived from one or several simultaneous or consecutive transfers, exceeds 20% of the shareholders' equity of the Corporation, according to the last statement of financial position of the same. The approval of the Ordinary Shareholders' Meeting will also be needed for the transfer of shares or social interests if such transfer results, by virtue of one or more simultaneous or consecutive transactions, in the loss of control of the company whose shares or social interests are being transferred; and

            c) Whenever the enforcement of the right of withdrawal in the companies of variable capital in which the Corporation is a shareholder, represents by virtue of one or more simultaneous or successive actions, (i) the reimbursement of shares which value exceeds twenty per cent of the shareholders' equity of the Corporation, according to its last statement of financial position; or (ii) the loss of control by the Corporation of the controlled company.

      4. The general power of attorney to grant, draw and secure any kind of negotiable instruments under the terms of Article Nine of the General Law of Negotiable Instruments and Credit Transactions, provided such instruments are drawn or secured in amounts not exceeding twenty percent of the shareholders' equity.

      5. The general power of attorney for the opening and closing of bank accounts in the name of the Corporation as well as to make deposits and to draw against them and to appoint the individuals that will draw against the same, with the only restrictions stated in these By-Laws;

      6. The General power of attorney for the appointment and removal of the Chief Executive Officer of the Corporation, regardless of his or her title, provided he or she may have not been appointed by the General Ordinary Shareholders' Meeting, as well as to determine his or her authority, guarantees, labor conditions and remuneration, with the only restrictions stated in these By-Laws;

      7. To call the General Ordinary, Extraordinary and Special Shareholders' Meetings and to enforce their resolutions;

      8. To confer, within the scope of its own authority, general or special powers of attorney, always withholding the exercise of the same, as well as to revoke the powers of attorney it may appoint;

      9. To appoint and remove the external auditors of the Corporation, provided they have not been appointed by the General Ordinary Shareholders' Meeting;

      10. To establish branches and agencies of the Corporation anywhere in Mexico or abroad.

      11. To authorize both, the temporary acquisition of shares representing the capital stock of the Corporation against the fund for the acquisition of the Corporation's own shares, under the terms of theses By-Laws, and their later placement;

      12.   To formulate internal work rules;

      13. To carry out any actions and transactions that may correspond to it in accordance with the laws and these By-Laws and;

      14. To approve, in a yearly basis, the budget of the Corporation as well as to approve any modifications to the same and any outstanding concepts.

      15. To approve transactions that may differ from the ordinary course of business of the Corporation and that are intended to be entered between the Corporation and its shareholders with individuals who are a part in the administration of the Corporation and with whom said individuals may have economic links or as the case may be, may be blood or legally related up to the second degree, the spouse or concubine; the purchase or sale of ten percent or more of the total assets; the granting of securities in an amount over thirty per cent of the assets, as well as transactions other than the above, representing more than one per cent of the Corporation's assets.

ARTICLE THIRTY-FOUR. - The Corporation may have intermediate administration bodies that shall be called Committees. Each Committee shall be composed of three members of the Board of Directors of the Corporation, who will act independently among them as a collegiate body, provided that out of said three members, two must be independent directors. The members of the committees shall be in office for one year, unless they are removed from their positions by the Board of Directors, which resolve on their participation in the committees, provided further that such members shall remain in office until the individuals appointed as their substitutes take office; they may be reelected and will receive the remunerations determined by the General Ordinary Shareholders' Meeting.

The Committees shall meet as often as the General Ordinary Shareholders' Meeting may determine, whenever they are called by the Board of Directors, or by the Chairman of the Committee or 2 (two) of its members. The calls for the Meetings of the Committees may be made in writing and sent to each member as the case may be, as well as the Statutory Auditor or Auditors of the Corporation, at least five calendar days in advance to the date of the corresponding Meeting in first call, and at least one calendar day in advance to the date of the corresponding Meeting in second or later call, to the address of each and every member recorded at the Corporation or to the place or places that the may have indicated for such purpose.

The calls shall specify the date, time, and place of the meeting, the agenda and shall be signed by the Secretary of the Board of Directors or by the individual appointed by such Board, by the Chairman of the Committee, or by the members of the respective committee making the call.

No call will be necessary in the event that the totality of the members of the relevant committee attended the Meeting.

The resolutions adopted at a Meeting of any Committee shall be valid: (i) in first call, with the favorable vote of the majority of their members; (ii) in second call, by the unanimous vote and, in the event of a tie, the Independent Director shall have a tie-breaking vote; and (iii) in third call, by the number of members of the relevant committee attending the Meeting.

Minutes of every Meeting held will be prepared in the corresponding Committee's Meetings Minutes Book. The aforementioned Minutes shall be signed by the person who chaired the Meeting and by the person who acted as Secretary of the same, as well as by the

Statutory Auditor or Auditors of the Corporation who must always attend the Meetings with the right to be heard but not to vote.

The Committees shall have the authority conferred to them by the General Ordinary Shareholders' Meeting and by the Board of Directors, whenever it may be determined by the Shareholders' Meeting, subject to the legal provisions in effect and to the following paragraph. The title as Member of the Committee may only be conferred to Members of the Board of Directors.

The Committees may not carry out activities reserved by the Law or theses By-Laws to the Shareholders' Meeting or to the Board of Directors and they may not delegate to any person the aggregate of their powers, however they may appoint persons to enforce their resolutions. In the absence of said indication, both the Chairman and the Secretary of the relevant Committee, as the case may be, will be authorized to enforce them.

The Committees must timely inform the Board of Directors, through the Chairman of the relevant Committee, and at least on yearly basis, of the resolutions adopted by the same or whenever any event or actions of importance, at the consideration of the own Committee, may arise.

The Corporation shall have an Audit Committee, which shall be composed by Directors, provided the majority of such Directors must be independent and it shall rely on the attendance of the Statutory Auditor or Auditors of the Corporation, who shall attend the Committee with the right to be heard but not to vote. The Audit Committee shall have the following duties, among others: (i) to prepare an annual report on their activities and submit it to the Board of Directors; (ii) to give their opinion on transactions carried out with related parties; (iii) to postpone the retention of independent advisors in the cases it may deem convenient, to express their opinion on the transactions referred to by item fifteen of Article Thirty Three of theses By-Laws.

ARTICLE THIRTY-FIVE. -The Corporation shall have a Chief Executive Officer who shall be appointed by the Shareholders' Meeting. The Chief Executive Officer of the Corporation, upon his or her appointment, will be the executive of higher rank of the Corporation and will be vested with the authority granted to him or her by the Shareholders Meeting.

                                   CHAPTER SIX
                                    OVERSIGHT

ARTICLE THIRTY-SIX. - The oversight duties of the Corporation shall be entrusted to a Statutory Auditor and his or her alternate who shall be appointed by the General Ordinary Shareholders' Meeting. The Statutory auditor does not need to be a shareholder of the Corporation and shall be appointed every year, may be reelected once or more and shall continue in office until the individual appointed for his or her substitution takes office. The Statutory Auditor shall have the authority and duties set forth by the Law and theses By-Laws.

The holders of shares representing at least ten per cent of the capital stock may appoint a Statutory Auditor. The appointment of the Statutory Auditor made by the shareholders as hereunder stated may be revoked only upon the revocation of the appointment of the others.

                                  CHAPTER SEVEN
                      FISCAL YEAR AND FINANCIAL INFORMATION

ARTICLE THIRTY-SEVEN. - The fiscal year of the Corporation shall be a twelve-month period commencing on January 1st and ending on December 31st of every year.

ARTICLE THIRTY-EIGHT. - The Board of Directors will prepare at least the following information, within a period of three months following the closing of each fiscal year:

      a) A report of the Board of Directors on the progress of the Corporation in the fiscal year, as well as on the policies followed by the Board itself, and, as the case may be, on the main existing projects;

      b) A report stating and explaining the main accounting and information policies and criteria followed in the preparing of the financial information;

      c) A statement showing, duly explained and classified, the results of the Corporations during the fiscal year;

      d) A statement showing the changes in the financial situation during the fiscal year;

      e) A statement showing the changes in the entries composing the Corporation's assets; and

      f) The notes that are necessary to complete and clarify the information provided by the aforementioned statements.

                                  CHAPTER EIGHT
                               PROFITS AND LOSSES

ARTICLE THIRTY-NINE. - The net profits, if any, shown in the Balance Sheet, shall be allocated in the following manner:

      1. Five per cent will be separated to constitute or refund, as the case may be, the legal reserve fund, until such fund equals twenty percent of the paid-in capital;

      2. The amount that the General Ordinary Shareholders' Meeting may determine, as the case may be, shall be separated to constitute special, additional or outstanding funds including a reserve for the acquisition of the Corporation's own shares referred to by section first of Article fourteen bis three of the Securities and Exchange Law.

      3. The necessary amount from the balance shall be applied to the payment of dividends, if any, which may be determined by the General Ordinary Shareholders' Meeting.

      4. The surplus, if any, shall be made available to the Meeting or to the Board of Directors if the Meeting so determines. The Shareholders' Meeting or as the case may be, the Board of Directors' Meeting shall apply the surplus as it may deem convenient in the benefit of the Corporation and its shareholders.

ARTICLE FORTY. - The losses, if any, shall be born by all the shareholders in proportion to the number of shares they hold, provided their responsibility should be limited to the amount of their contributions.

                                  CHAPTER NINE
                           DISSOLUTION AND LIQUIDATION

ARTICLE FORTY-ONE. - The Corporation shall be dissolved in any of the cases set forth in article two hundred and twenty nine of the General Law of Commercial Companies.

ARTICLE FORTY-TWO. - Upon dissolution, the Corporation shall be placed under liquidation, which shall be entrusted to one or more liquidators, as determined by the Shareholders' Meeting. The Board of Directors shall perform the liquidation duties until the appointment of the liquidator or liquidators has been registered with the Public Registry of Commerce and until said liquidator or liquidators have taken office. The liquidation of the Corporation shall be carried as stated in the General Law of Commercial Companies, however the Shareholders' Meeting resolving on the dissolution may provide other rules that in addition to those contained in the laws and the rules of these By-Laws are to determine the performance of the liquidators.

General Ordinary Shareholders' Meetings shall be held during the liquidation period, in the same manner as it has been provided for these types of Meetings during the ordinary course of business of the Corporation. The liquidators shall be vested with the same authority as the Board of Directors and shall have the duties provided by the General Law of Commercial Companies for such positions. The Statutory Auditor shall perform during the liquidation of the Corporation the same duties as those he or she performs during the ordinary course of business of the Corporation.

                                   CHAPTER TEN
                           JURISDICTION AND COMPETENCE

ARTICLE FORTY-THREE. - The Courts of Mexico City, Federal District, shall be the only competent Courts for the enforcement of theses By-Laws. For such purpose, the shareholders of the Corporation, their Administrators, Directors and Statutory Auditors, expressly submit themselves to the jurisdiction and competence of said Courts for the resolution of any controversy that may arise between any of them and the Corporation, waiving any other jurisdiction or venue that may correspond to them by virtue of their present or future domiciles or by any other reason.

PERSONAL DATA. - The appearing party expressed under oath to be Mexican by birth, born in the City of Puebla, State of Puebla, on August three one thousand nine hundred and seventy two, married, lawyer with address at Avenida Insugentes Sur number three thousand five hundred and seventy nine, Colonia La Joya, Delegacion Tlalpan, zip code number fourteen thousand, in this City.

I, THE NOTARY, ATTEST:

      I. The above transcription and insertions coincide with their original documents referred hereunder;

      II. That I verified the identity of the appearing party, as it is determined in the Identification Insertion attached to the appendix of this instrument under letter A and, who to the best of my knowledge, is legally capable:

      III. That I informed him as to the penalties incurred by those who make misrepresentations before a Notary Public, as referred to in the Criminal Code for the Federal District;

      IV. That I informed him to be entitled to reading this instrument personally and to have it explained by the Notary;

      V. That this instrument was read to him, that I identified my self as the Notary Public and explained to the appearing party the value, consequences and legal scope of the content of this instrument and he expressed to be fully aware of the same; and

      VI. That he expressed his consent and signed it on June four of the year two thousand and three, date on which I authorize this instrument. I attest. -

SIGNATURE OF ATTORNEY GUILLERMO MARTINEZ DE ITA. - SIGNATURE OF THE NOTARY PUBLIC. - The authorizing seal.
THIS COPY WAS TAKEN FROM THE ORIGINAL PROTOCOL AT MY OFFICE CONTAINING TWENTY-FIVE USEFUL PAGES, FOR THE CORPORATION NAMED GRUPO ELEKTRA SOCIEDAD ANONIMA DE CAPITAL VARIABLE, AS A CERTIFIED COPY. DULY REVISED AND CORRECTED. - I ATTEST. - MEXICO CITY, JUNE FOUR OF THE YEAR TWO THOUSAND AND THREE.-

COMPLEMENTARY NOTES:

FIRST.- On this date I issued the first certified copy in 25 useful pages each for the Corporation named GRUPO ELEKTRA SOCIEDAD ANONIMA DE CAPITAL VARIABLE, as a certified copy, I Attest.- Mexico, June 4, 2003.

                          PUBLIC INSTRUMENT CONTAINING:
THE OFFICIAL TRANSCRIPT OF THE BY-LAWS IN EFFECT OF "GRUPO ELEKTRA" SOCIEDAD ANONIMA DE CAPITAL VARIABLE, in one single instrument.